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                                                                     EXHIBIT B-2

                         GREEN EQUITY INVESTORS III, LP
                    11111 SANTA MONICA BOULEVARD, SUITE 2000
                              LOS ANGELES, CA 90025



                                  May 17, 2000



Board of Directors
Petco Animal Supplies, Inc.
9125 Rehco Road
San Diego, CA  92121

Gentlemen:

                  This letter will confirm that Green Equity Investors III, L.P. ("GEI III"), commits, subject to the terms and conditions set forth herein, to provide BD Recapitalization Corp. up to $92,500,000 in the aggregate in financing in consider ation for MergerSub Common Shares, Merger Sub Series A Preferred Shares and MergerSub Series B Preferred Shares in connection with the recapitalization of Petco Animal Supplies, Inc. (the "Company") through the merger (the "Merger") of BD Recapitalization Corp. ("MergerSub") with and into the Company, with the Com pany as the surviving corporation (the "Recapitalization"). Such securities shall represent at least a 50% equity interest in MergerSub immediately prior to the Merger. GEI III may effect its purchase of such securities directly or indirectly through one or more affiliated entities. The Merger will occur pursuant to the terms of the Agreement and Plan of Merger (the "Merger Agreement"), between the Company and MergerSub. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings set forth in the Merger Agreement.

                  GEI III's investment will be provided immediately prior to, and in connection with, the closing of the Merger and is subject only to compliance with the terms and provisions of the Merger Agreement as of the date hereof by the parties thereto, and satisfaction or waiver of the conditions set forth therein, including receipt of the Financing on the terms set forth in the Financing Letters. GEI III understands that you will be relying on its commitments in this letter if the Company enters into the Merger Agreement.


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Petco Animal Supplies, Inc.
May 17, 2000
Page 2

                  GEI III's commitment hereunder is provided for your sole benefit and shall not benefit, be disclosed to, or be assigned to, any other party without our written consent, except that the terms of this letter may be disclosed (i) to your accountants, attorneys, investment banks and other advisors or (ii) as required by law or legal process.

                  No modification of this letter shall be binding upon or enforceable against GEI III without the written approval of GEI III. This agreement represents the entire agreement between us with respect to the matters set forth herein, and shall replace and supersede any and all discussions and written communications regarding such matters. This letter may be executed in counterparts, each of which, when so executed, shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

                  The terms of this letter shall be governed by and construed in accor dance with the laws of the State of Delaware applicable to contracts made and to be performed in such state. Any dispute arising under or with respect to this letter or the subject matter hereof shall be brought exclusively in the state or federal courts located in the State of Delaware. Each party hereto waives all right to trial by jury in any action, proceeding and counterclaim (whether based upon contract, tort or otherwise) related to or arising out of this letter, any of the transactions contemplated hereby or GEI III's commitment hereunder.

                  GEI III's commitment hereunder shall terminate contemporaneously with the termination or expiration of the Merger Agreement, but in any event on November 1, 2000 (or if earlier, the Terminal Date), if the Merger has not been consummated by such date.

                  LGP is delighted to be part of a transaction that will bring substantial value to the public stockholders of Petco Animal Supplies, Inc. If the terms of this letter are acceptable to you, please indicate by signing below and returning a copy of this letter to us.


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Petco Animal Supplies, Inc.
May 17, 2000
Page 3

                                            Very truly yours,

                                            GREEN EQUITY INVESTORS III, LP

                                            By: GEI Capital III, LLC,
                                                   its general partner

                                            By: /s/ JOHN DANHAKL
                                               -------------------------------


Agreed to and accepted:

PETCO ANIMAL SUPPLIES, INC.



By: /s/ JAMES M. MYERS
   -------------------------------
   Name:  James M. Myers
   Title: Senior Vice President & Chief Financial Officer


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